Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACTEL CORPORATION

I.

The name of this corporation is Actel Corporation.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation is authorized to issue one class of shares designated “Common Stock.” The authorized number of shares of Common Stock is One Thousand (1,000).

IV.

The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

This corporation is authorized to indemnify agents of the corporation, including without limitation, directors and officers, to the fullest extent permissible under California law.

Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.